UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 30, 2005

Date of Report (Date of earliest
event reported)

NeoRx Corporation

(Exact Name of Registrant as Specified in Charter)

Washington	0-16614	91-1261311
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

300 Elliott Avenue West, Suite 500, Seattle, Washington 98119
(Address of principal executive offices) (Zip Code)

(206) 281-7001
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.                                          Entry into Material Definitive Agreement.

On March 30, 2005, NeoRx Corporation entered into amendments to each of the following Key Executive Severance Agreements (each an “Agreement”):  Agreement dated as of February 28, 2003 with Anna Wight, Vice President Legal; Agreement dated as of February 28, 2003 with Linda Findlay, Vice President Human Resources; Agreement dated as of October 25, 2004 with Susan D. Berland, Chief Financial Officer; and Agreement dated as of May 13, 2003 with Karen Auditore-Hargreaves, President and Chief Operating Officer.

With respect to Ms. Wight, Ms. Findlay and Ms. Berland, the amendments: (i) change the period for prior notice of nonrenewal of the Agreement from 90 days before the end of the then-current term to nine months before the end of the then-current term; and (ii) delete the requirement that severance payments payable under the Agreement after six months from the date of termination of employment are subject to offset for other earnings received by the executive.  With respect to Dr. Auditore-Hargreaves, the amendment: (i) changes the period for prior notice of nonrenewal of the Agreement from 90 days before the end of the then-current term to twelve months before the end of the then-current term; (ii) deletes the requirement that severance payments payable under the Agreement after six months from the date of termination of employment are subject to offset for other earnings received by the executive; and (iii) provides that if Dr. Auditore-Hargreaves elects to voluntarily terminate her employment with the company by giving ten days prior written notice between June 1, 2005 and December 21, 2005, the termination will be treated for all purposes as if Dr. Auditore-Hargreaves has terminated for “Good Reason” under the Agreement.  In the event that Dr. Auditore-Hargreaves’ employment is terminated, the amendment provides that Dr. Auditore-Hargreaves and the company may agree that Dr. Auditore-Hargreaves will provide consulting services on mutually agreeable terms.

Copies of the amendments will be filed with the SEC as exhibits to the company’s upcoming quarterly report for the quarter ended March 31, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NeoRx Corporation

Dated: April 4, 2005	By:	/s/ Susan D. Berland
Name: Susan D. Berland
Title: Chief Financial Officer